Exhibit 4.1

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment (“Amendment”) is made as of this 20th day of November, 2009, to the Rights Agreement dated as of October 5, 2000, as amended by the First Amendment to Rights Agreement dated as of September 14, 2009 (as so amended, the “Company Rights Agreement”), by and between Parallel Petroleum Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as rights agent (the “Rights Agent”).

WHEREAS, the Company is a party to the Agreement and Plan of Merger, dated as of September 15, 2009, by and among PLLL Holdings, LLC, a Delaware limited liability company (“Parent”), PLLL Acquisition Co., a Delaware corporation (“Merger Subsidiary”) and the Company (as the same may be amended from time to time, the “Merger Agreement”).

WHEREAS, pursuant to Section 27 of the Company Rights Agreement, the Company desires to amend the Company Rights Agreement in connection with the Merger (as such term is defined in the Merger Agreement).

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Company Rights Agreement as set forth below and has approved this Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

1. The first sentence of Section 7(a) of the Rights Agreement shall be amended to read in its entirety as follows:

(a) Exercise. Subject to Section 7(e) (Exercise of Rights; Purchase Price; Expiration Date of Rights — Termination of Acquiring Person’s Rights), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c) (Reservation and Availability of Capital Stock — Registration under the Act), Section 11(a)(iii) (Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights — Certain Adjustments), Section 23(a) (Redemption and Termination — Redemption), and Section 24(b) (Exchange — Effect of Exchange; Procedure)) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable and an amount equal to any applicable transfer tax, at or prior to the earliest of (i) the Final Expiration Date, (ii) the Redemption Date, (iii) the expiration of the Rights pursuant to Section 13(d) (Consolidation, Merger or Sale or Transfer of Assets or Earning Power — Exceptions), or (iv) immediately prior to the Effective Time (as such term is defined in the Merger Agreement) (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”).

2. Effect of Amendment. Except as expressly set forth herein, the terms and provisions of the Company Rights Agreement shall remain in full force and effect and are hereby ratified and confirmed. References in any agreement, instrument or other document to the Company Rights Agreement shall be deemed to be a reference to the Company Rights Agreement as amended hereby.

3. Effectiveness. This Amendment shall be effective as of the date first written above.

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5. Counterparts; Electronic Transmission. This Amendment may be executed and delivered by facsimile, PDF or similar electronic transmission method in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6. Authority. Each party represents that such party has full power and authority to enter into this Amendment and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

7. Successors and Assigns. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

8. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any person, firm, corporation, partnership or other entity other than the Company, the Parent, the Merger Subsidiary, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Parent, the Merger Subsidiary, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Shares).

9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

10. Certification. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Company Rights Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties herein have caused this Amendment to be duly executed this 20th day of November, 2009.

PARALLEL PETROLEUM CORPORATION

By:   /s/ Larry C. Oldham

Name: Larry C. Oldham
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:   /s/ Kellie Gwinn

Name: Kellie Gwinn
Title: Vice President